Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



          We hereby consent to the incorporation by reference in the Registration Statement of Conseco, Inc. (File No. 333-108835) of our reports dated March 10, 2004, on our audits of the consolidated financial statements and financial statement schedules of Conseco, Inc. as of December 31, 2003 and for the period from September 1, 2003 through December 31, 2003 (Successor Company) and as of December 31, 2002 and for the period January 1, 2003 through August 31, 2003 and for the two years in the period ended December 31, 2002 (Predecessor Company) which reports are included in this Annual Report on Form 10-K.




/s/PricewaterhouseCoopers LLP
-----------------------------


Indianapolis, Indiana
March 10, 2004